Exhibit 10.1

CASH-BASED AWARD AGREEMENT

FOR COMPANY EMPLOYEES

UNDER THE TWILIO INC.

2016 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:

Target Cash-Based Award Amount: $

Grant Date:

Pursuant to the Twilio Inc. 2016 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Twilio Inc. (the “Company”) hereby grants a cash-denominated award of $                 (at target) as a Cash-Based Award (an “Award”) to the Grantee named above. This Award entitles the Grantee to a payment in cash (without interest) upon the attainment of the performance goal as set forth in this Agreement.

1. Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee until (i) the Award has vested as provided in Paragraph 2 of this Agreement and (ii) the cash value of the Award has been paid to the Grantee in accordance with the terms of the Plan and this Agreement.

2. Vesting of Award. Except as otherwise provided in this Agreement, the restrictions and conditions of Paragraph 1 of this Agreement shall lapse on the vesting date or dates specified in Exhibit A attached hereto so long as the Grantee remains an employee of the Company or a Subsidiary on such dates. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3. Termination of Employment. Except as otherwise provided in this Agreement, if the Grantee’s employment with the Company and its Subsidiaries terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any portion of the Award that has not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Award.

4. Payment of Cash. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall pay to the Grantee an amount of cash, without interest, equal to the aggregate cash value of the Award that has vested pursuant to Paragraph 2 of this Agreement on such date.

5. Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied, in whole or in part, by withholding from the amount of cash to be paid to the Grantee the cash amount that would satisfy the withholding amount due.

7. Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

9. Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future cash awards or equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

Twilio Inc.

By:
Name:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:

Grantee’s Signature:

Grantee’s name and address:

Exhibit A

[Vesting Schedule and Terms and Conditions of Award]